GA COMPUTER SCIENCES INC.
1323 Lincoln Street, #204
Bellingham, WA 98229
TEL: (775) 881-3390

November 15, 2006

FOR IMMEDIATE DISEMINATION

GA COMPUTER SCIENCES INC. COMPLETES ACQUISITION OF VITAVEA AG

BELLINGHAM, WASHINGTON – November 15, 2006 – GA Computer Sciences Inc. (OTCBB: GACU) (the "Company") announced today that it has completed the acquisition of Vitavea AG. Vitavea is a company based in Neukirchen-Vluyn, Germany engaged in the business of manufacturing, marketing and distributing nutritional supplements.

In exchange for all of the shares of Vitavea, the Company issued a total of 34,350,000 shares of its common stock to the former shareholders of Vitavea. Concurrently, Peter Hoyle and Lina Zhou, formerly officers and directors of the Company, transferred an aggregate of 40,650,000 shares of the Company’s common stock to the former principal stockholder of Vitavea at an aggregate sale price of $10,000. Closing of the acquisition occurred on November 13, 2006. Upon completion of the acquisition of Vitavea, Mr. Hoyle resigned as the Company’s sole executive officer and as a director of the Company. In his place, Roger Liere, the managing director of Vitavea, was appointed as the Company’s Chief Executive Officer and President and to the Company’s Board of Directors. John Boschert, one of the Company’s existing directors, was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary.

Mr. Liere has acted as the managing director of Vitavea since June 16, 2005. Since 1997, Mr. Liere has acted as the managing director of Marc Aurel Werbeagentur und Finanzdiensteleistungsinstitut, a financial services company.

Vitavea currently has two marketable products, the nutritional supplements MENTAL VIT and MENTAL VIT Junior. Each of these supplements is designed to give the body a healthy and balanced dosage of essential nutrients, vitamins and minerals. MENTAL VIT Junior has been specifically designed for children under the age of 16.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, Vitavea is currently a development stage company, and has earned only nominal revenues to date. There are no assurances that Vitavea or the Company will be successful in developing the business of Vitavea or that Vitavea will ever earn significant revenues.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

GA COMPUTER SCIENCES INC.

Roger Liere
Chief Executive Officer and President